AGREEMENT ON THE SUCCESSION OF PENSION OBLIGATIONS

ALPHARMA INC, Company reg.no. 123 456 789, and Ingrid Wiik, Norwegian pers.no. 120245 49672, have today entered into the following agreement:

1. SUCCESSION OF RUNNING PENSION OBLIGATIONS

APHARMA INC. hereby transfers all pension obligations related to Ingrid Wiik as of January 1st 2007 to Vital Forsikring ASA, cf. offer of December 22 2006. With that, Vital Forsikring ASA assumes all administration and payment obligations to Ingrid Wiik from ALPHARMA INC. Ingrid Wiik consents to the succession.

2. TERMS OF PENSION SUCCESSION.

ALPHARMA INC. will immediately enter into a pension succession ("avløsningspensjon") agreement the ("Agreement") with Vital Forsikring ASA providing that yearly benefits will be paid in accordance with the agreed pension obligations in the agreement between ALPHARMA INC and Ingrid Wiik of 29 June 2006 and the original agreement of 26 October 2000, subject to the terms agreed to below.

The pension is to be discontinued at 78 years. Any excess of the insurance coverage paid to Vital Forsikring ASA is non-refundable and will remain as property of Vital Forsikring ASA

Ingrid Wiik has read the terms of the Agreement and finds the terms thereunder acceptable.

Upon the fulfillment of this agreement, all pension rights and obligations between the parties are concluded.

3. DISPUTES

Disputes relating to the understanding of this Agreement are to be settled amicably. In the event of failure to reach an amicable resolution, unresolved matters are to be determined by way of arbitration pursuant to the Norwegian arbitration act of May 14th 2004.

Fort Lee, NJ             December 28, 2006__

Place                   Date

__/s/ Jeffrey S. Campbell___	/s/ Ingrid Wiik
Alpharma Inc	Ingrid Wiik